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                                   EXHIBIT 10



                Opinion and Consent of Hughes Hubbard & Reed LLP





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Hughes Hubbard & Reed LLP                 One Battery Park Plaza
                                          New York, New York 10004-1482
                                          Telephone: 212-837-6000
                                          Facsimile: 212-422-4726





                                          April 30, 1997





M.S.B. Fund, Inc.
200 Park Avenue, 45th Floor
New York, New York 10166

Dear Sirs:


         You have requested our opinion in connection with the filing of Post-Effective Amendment No. 39 on Form N-1A to the Registration Statement of M.S.B. Fund, Inc. filed under the Securities Act of 1933 (Registration No. 2-22542) and the Investment Company Act of 1940 (File No. 811-1273) and pertaining to shares (the "Shares") of Class A stock of the Fund, par value $0.001 per share.

         In this connection, we have examined such records and documents, including a certificate of an officer of the Fund on which we have relied as to factual matters, and have made such examination of law as we have deemed appropriate. Based upon the foregoing, it is our opinion that the Shares to be sold pursuant to Registration Statement No. 2-22542 as amended by Post-Effective Amendment No. 39, upon delivery of certificates for Shares or crediting of Shares to a shareholder's account as provided for in Registration Statement No. 2-22542, as amended, and payment therefor in accordance with the provisions of such Registration Statement, will be legally issued, fully paid and non-assessable.





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         We hereby consent to the filing of this opinion as an exhibit to
Post-Effective Amendment No. 39 to Registration Statement No. 2-22542.


                                        Very truly yours,



                                        /s/ HUGHES HUBBARD & REED LLP